================================================================================
                                                                    Exhibit 99.1

                                           PRESS RELEASE - FOR IMMEDIATE RELEASE



              INYX SELECTED BY GENERICS (UK) UNIT OF MERCK GENERICS

          TO PRODUCE NON-OZONE-DEPLETING HFA SALBUTAMOL ASTHMA INHALER

     $7.5 Million-Plus Annual Revenues to Inyx Expected from 4-Year Contract

NEW YORK - April 21, 2005 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company with a focus on niche drug delivery technologies and products, announced today that its wholly owned subsidiary Inyx Pharma Limited has been selected by Generics (UK) Ltd, a unit of Merck Generics Group, a global pharmaceutical company, to produce for worldwide markets a non-ozone-depleting hydrofluoroalkane (HFA) salbutamol inhaler for the treatment of asthma and other chronic respiratory conditions. The initial contract is for four years with automatic renewal options, and production is scheduled to commence before the end of 2005 at Inyx Pharma's manufacturing center in the United Kingdom.

Jack Kachkar, M.D., Chairman and CEO of Inyx, said, "We are very pleased to have been selected by Generics (UK) for their worldwide HFA-salbutamol program, which includes both metered dose inhalers and breath operated inhalers. This is one of the largest single contracts that Inyx has received to date, and it reflects our company's expertise in converting ozone-depleting chlorofluorocarbon (CFC) aerosol pharmaceuticals to environmentally safe products."

Inyx expects this contract to generate at least $7.5 million to $8 million in annualized revenues to the company, with revenues anticipated to build during the contract term, based on historical CFC salbutamol volumes and production schedules for the HFA salbutamol product line.

Salbutamol (known as albuterol in the United States) is the generic name for a long-acting bronchodilator that is the primary rescue medicine used to prevent asthma and other chronic respiratory attacks. The World Health Organization estimates that approximately 100 million people worldwide suffer from asthma, and that chronic obstructive pulmonary disease is the fourth greatest cause of death worldwide.

Up until recently, salbutamol and other metered dose inhalers - by which approximately 95% of all asthma medicine is administered - have used CFC as the aerosol propellant. However, the Montreal Protocol, an international agreement signed by 188 nations, bans the use of CFC in pharmaceutical products by or before 2010. CFC is already banned in pharmaceuticals in Europe, Canada, Japan and many other countries; the United States is expected to start implementing the ban in coming years. In 2003, for instance, over 90% of the asthma inhalers sold in the U.S. contained CFC, which will have to be replaced by a non-ozone-depleting propellant and HFA is the most widely used substitute.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company's operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., which has newly acquired operations in Manati, Puerto Rico; Inyx Pharma Limited, which has development and production facilities located near Manchester, England; and Inyx Canada, Inc. based in Toronto, which provides business development and support services. Inyx, Inc.'s corporate offices are in New York City. For more information, please visit: www.inyxinc.com.

Safe Harbor

Statements about Inyx's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For more information, please contact:

Jay M. Green, Executive VP
Inyx, Inc.
212-838-1111  jgreen@inyxinc.com